SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Portfolio Recovery Associates, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Riverside Commerce Center
120 Corporate Blvd.
Norfolk, VA 23502

Notice of Annual Meeting of Stockholders
to be held on May 10, 2006
TO THE STOCKHOLDERS OF PORTFOLIO RECOVERY ASSOCIATES, INC.:
You are cordially invited to attend the Annual Meeting of Stockholders of PORTFOLIO RECOVERY ASSOCIATES, INC. (the “Company”), which will be held at the Company’s Norfolk, Virginia headquarters located at Riverside Commerce Center, 120 Corporate Blvd, Suite 100, Norfolk, Virginia 23502, on May 10, 2006, at 12:00 noon, local time. At the Annual Meeting, you will be asked to:
•	Elect two directors to serve for three year terms;
•	Ratify the selection of PricewaterhouseCoopers LLP as the Company’s accountants and independent auditors for the fiscal year ending December 31, 2006, and
•	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The enclosed Proxy Statement contains detailed information about the business to be transacted at the Annual Meeting.
The Board of Directors unanimously recommends that you vote FOR the election of each director nominee and FOR the ratification of PricewaterhouseCoopers LLP as the Company’s accountants and independent auditors for the fiscal year ending December 31, 2006.
In addition to considering the matters described above, Steve Fredrickson, the President, Chairman and Chief Executive Officer of the Company, will review developments since last year’s Annual Meeting. The Board of Directors has fixed the close of business on March 24, 2006 as the Record Date for the determination of the stockholders who are entitled to this notice, and entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on March 24, 2006 will be entitled to receive notice and to vote at the Annual Meeting. A list of such stockholders will be available during regular business hours at the Company’s headquarters, located at 120 Corporate Blvd., Norfolk, Virginia 23502, for ten days before the Annual Meeting for inspection by any stockholder for any purpose germane to the meeting.
If you have any questions or need additional information about the Annual Meeting, please contact the Company’s investor relations liaison at 757- 519-9300, ext. 13010, or via email to info@portfoliorecovery.com.
By Order of the Board of Directors,

Judith S. Scott
Executive Vice President, General Counsel and Secretary
April 14, 2006
Whether or not you plan to attend the Annual Meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your proxy by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope provided. If you attend the Annual Meeting, you may vote your shares in person, even if you have previously submitted your proxy in writing. If you vote in person, any previously voted proxy will be withdrawn.

PORTFOLIO RECOVERY ASSOCIATES, INC.
120 CORPORATE BOULEVARD
NORFOLK, VA 23502
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2006
Solicitation of Proxy and Voting Information
You are receiving a Notice of Annual Meeting, Proxy Statement and Proxy Card from Portfolio Recovery Associates, Inc. (the “Company”) because you own shares of the Company’s common stock. The Company’s Board of Directors (the “Board”) is soliciting your proxy to vote at its 2006 Annual Meeting of Stockholders (the “Annual Meeting”), which is scheduled to begin at 12:00 Noon, local time, on Wednesday, May 10, 2006, in Norfolk, Virginia. This Proxy Statement describes the proposals which will be on the ballot at the Annual Meeting, and any adjournments or postponements thereof, as well as other important information about the Company. The proposals for which your vote is being solicited are:
1.	The election of two directors for a term of three years,

2.	The ratification of the selection of the Company’s independent auditors for the fiscal year ending December 31, 2006, and

3.	Such other matters as may properly come before the meeting.
In addition to the formal items of business to be brought before the meeting, the President and Chief Executive Officer of the Company will present a report on the Company’s operations and will respond to stockholder questions.
This Proxy Statement gives you information that will help you make an informed voting decision. Included with the Proxy Statement are the Company’s 2005 Annual Report to Stockholders, which includes the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2005, the Notice of the 2006 Annual Meeting, this Proxy Statement and your Proxy Card. These materials are all first being mailed to stockholders on or about April 14, 2006. The information contained in these documents is accurate as of the dates specified therein. There may be changes or updates in the data, information or facts contained herein, after the mailing date.
VOTING AT THE MEETING
Date, Time and Place of the Meeting
We will hold the Annual Meeting at our corporate headquarters, located in Norfolk, Virginia. Our address is:
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
120 Corporate Blvd., Suite 100
Norfolk, Virginia 23502
The Annual Meeting will begin promptly at 12:00 Noon, local time, on May 10, 2006.

Who May Vote
Each holder of shares of the Company’s common stock at the close of business on March 24, 2006 (the “Record Date”) will be entitled to receive a notice of the Annual Meeting, and to attend and vote at the Annual Meeting. Such persons are considered “holders of record.” As of the Record Date, approximately 15,879,763 shares of common stock of the Company were issued, outstanding and entitled to vote, which were held by approximately 23 holders of record maintaining shares on behalf of 23,279 beneficial owners. The following table sets forth the persons or entities known by the Company to be the beneficial owners of more than five percent (5%) of the Common Stock of the Company as of March 24, 2006.

	Shares Beneficially Owned	% Owned
Second Curve Capital, LLC 405 Lexington Avenue, 52nd Floor New York, NY 10174	1,423,294 (1)	8.96%

(1)	Based on information filed in a Schedule 13G with the U.S. Securities and Exchange Commission with an event date of December 31, 2005, in which Thomas K. Brown is identified as the owner of Second Curve Capital, LLC, and beneficial owner of 1,423,294 shares of the Company’s common stock with shared power to dispose or to direct the disposition of the 1,423,294 shares.
Entities holding shares on behalf of the owners of the shares, such as banks, brokerage firms and other nominees who are beneficial holders of the Company’s stock as of the close of business on March 24, 2006, are requested to forward these materials to beneficial stockholders. The Company will pay the reasonable mailing expenses incurred for this purpose. Any stockholder who does not receive a copy of the Notice of Annual Meeting, Proxy Statement and Proxy Card may obtain these materials either at the Annual Meeting, by contacting the Company’s investor relations liaison in advance of the Annual Meeting, at telephone number 757- 519-9300, ext. 13010, by fax at 757- 554-0586 or via email, at info@portfoliorecovery.com.
Quorum for the Meeting
A majority of holders of the issued and outstanding shares of stock of the Company entitled to vote, represented in person or by proxy, will constitute a quorum. A quorum of stockholders will be necessary to take action at the Annual Meeting. A poll will be taken by the inspector of election of all of the votes cast on each proposal on the agenda. Continental Stock Transfer and Trust Company has been appointed by the Company’s Board of Directors to act as the inspector of election. The inspector of election will tabulate the votes cast by proxy or in person at the Annual Meeting, and will determine whether a quorum is present. In the event that a quorum is not present at the meeting, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.
How to Vote
As a holder of common stock of the Company, you are invited to attend the Annual Meeting and vote your shares in person. You also may vote your proxy by mail. You are entitled to cast one vote per share owned as of the Record Date for each proposal to be considered at the Annual Meeting.

Voting By Mail
If you do not expect to attend the Annual Meeting in person, and choose to vote on the proposals on the agenda by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. With respect to any other matters not on the agenda which may properly come before the Annual Meeting, your proxy will be voted at the discretion of William Brophey and David Roberts, in accordance with their best judgment. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you can obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company, or you may direct the record holder of your shares to vote your proxy in the manner you specify.
Voting At the Annual Meeting
If you are planning to attend the Annual Meeting and wish to vote your shares in person, you will be given a ballot for that purpose at the meeting. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you will not be able to vote in person at the Annual Meeting unless you obtain a legal proxy from your broker. Please contact your broker for information. Otherwise, you should provide your voting instructions to your broker or bank so that they may vote on your behalf.
Changing or Revoking Your Proxy
You may change or revoke your proxy at any time before it is voted at the Annual Meeting by the following methods:
• Send a written notice of a revocation of a proxy so that it is received before the taking of the vote at the meeting to:
Judith S. Scott
Executive Vice President, General Counsel and Secretary
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
120 Corporate Blvd, Suite 100
Norfolk, VA 23502
Fax: 757-321-2518
• Attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Secretary of the Company of your intent to vote in person, and vote your shares at the Annual Meeting.
If you require assistance in changing or revoking your proxy, please contact the Secretary of the Company at the address above.
Preliminary voting results will be announced at the conclusion of the Annual Meeting. The Company will also publish final voting results in its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2006.

Corporate Governance
The Company’s corporate governance principles and the charters of each of the committees of the Board are posted on the Investor Relations page of the Company’s website at www.portfoliorecovery.com. These materials are also available in print to any shareowner upon request. The Board regularly reviews major corporate governance developments and modifies its governance principles, committee charters and key practices as warranted. Additionally, each year the Board conducts an assessment of each of its committees and itself. At the conclusion of these assessments, the Board uses the information obtained to evaluate and refine its processes and committee charters, as necessary. These procedures enhance director, committee and Board effectiveness, and also enable the Board to determine whether any charter modifications are appropriate. Any resulting charter modifications are reflected on the Investor Relations page of the Company’s website.
It is the policy of the Company that the Board shall consist of a majority of independent Directors. The Board has established guidelines which conform to the independence requirements in the Nasdaq Stock Exchange listing standards, to assist it in determining director independence. Based upon these standards, the Board has concluded that a majority of its members are independent directors. This determination was made based upon a number of factors, including the following:
Except for Steven D. Fredrickson, the Company’s President, Chairman and Chief Executive Officer, no director:
•	is an officer or employee of the Company or its subsidiaries;

•	has an immediate family member who is an officer of the Company or its subsidiaries, or has any current or past material relationship with the Company;

•	has worked for, been retained by, or received anything of substantial value from the Company aside from director compensation.

•	is, or ever was, employed by the Company’s independent auditors, or

•	is an executive of any entity from which the Company purchases goods or services, or to which the Company makes charitable contributions.
No executive officer of the Company serves on the Compensation Committee, nor does any executive officer of the Company serve on the board of directors of any company that employs a director or any member of the immediate family of a director.
The Company has adopted a Code of Ethics which applies to all officers, employees and directors, including its Chief Executive Officer and the Chief Financial and Administrative Officer. A copy of the Code of Ethics, and the Company’s corporate governance principles, are posted on the Company’s website at www.portfoliorecovery.com. You may also obtain a copy of the Code of Ethics by sending your request in writing, addressed to the Corporate Secretary, at the Company’s corporate headquarters. The Company will disclose all amendments to the Code of Ethics, as well as any waivers thereof, on its website to the extent permissible by the rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Exchange. The Company also has established and published a confidential telephone hotline for the reporting of suspected policy violations, fraud, embezzlement, and other criminal and/or unethical activities concerning the Company’s accounting practices, auditing and reporting of financial results. Further, each employee of the Company is required to participate in ethics training at least annually.

The Audit Committee has established procedures to enable any employee who has a concern about the Company’s ethical conduct, accounting, internal accounting controls or auditing matters, to communicate their concerns directly and anonymously to the Chairman of the Audit Committee. Such communications are entirely confidential, and may be reported by phone to an independently maintained toll-free phone number which is posted in a prominent place at all Company work sites, and is also published on the Company’s intranet. Any such communications which may be received are promptly reviewed by the Chairman of the Audit Committee and addressed by the Audit Committee and General Counsel.
The Company’s Board of Directors is the ultimate decision-making body of the Company, except with respect to those matters reserved to the stockholders. The Board advises senior management and ultimately monitors its performance. The Nominating and Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. Currently, the Board consists of six directors, including an independent Lead Director. The Board held a total of seven meetings: five regular meetings and two special meetings in 2005. The Board also held informal discussions by telephone during the year, as needed. Non-employee directors meet regularly in private sessions, and hold at least one session each year for the purpose of reviewing and assessing the Board’s effectiveness and the effectiveness of each committee.
The Lead Director facilitates information flow and communication between the Directors and top management. The Lead Director, after obtaining input from the other directors and the Company’s Executive Officers, assists in establishing the agenda for Board meetings. Any member of the Board may request that an item be included on the agenda. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at the meetings. Members of senior management are invited to attend Board meetings or portions thereof, for the purpose of participating in discussions and providing management reports on operations. Board members have access to all other key members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its stockholders.
The Company does not have a formal policy regarding attendance at its regular meetings or at its Annual Meeting of Stockholders; however, all Board members are expected to attend the Annual Meeting. The Board schedules its meetings and the Company’s Annual Meeting of Stockholders at times and dates to permit maximum attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable laws. In October 2005 Peter Cohen resigned his Board membership and was replaced by Penelope Kyle. Mr. Cohen attended two regular meetings of the Board of Directors in 2005. Of the directors in office as of the date of the 2005 Annual Meeting, except for Mr. Cohen, all attended the 2005 Annual Meeting of Stockholders. Ms. Kyle, who was appointed to the Board in October 2005, attended one special meeting of the Board in 2005. All other directors attended 100% of all regular and special meetings.

The Board has adopted written charters for each of its standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board has determined that all members of its committees are independent and satisfy the relevant SEC independence requirements applicable to members of such committees. Members of the Audit Committee also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than their directors’ compensation. All committees report their activities to the full Board. The Board is regularly kept informed of the Company’s business through written management reports and reports of operations, financial and other reports presented at meetings and between meetings of the Board and its committees.
Directors are divided into three classes. The term of office of one class of directors expires each year. The term of Steven D. Fredrickson, who is in the “First Class” of directors, expires on the date of the 2006 Annual Meeting. Penelope W. Kyle was appointed to the Board in Fiscal Year 2005, and was placed in the “First Class” of directors, and will therefore stand for election, along with Mr. Fredrickson, at the Annual Meeting. Both nominees have agreed to allow their names to be included on the ballot, and it is expected that both of the nominees will be available for election; however, should any nominee be unable to stand for election on the date of the Annual Meeting, all proxies will be voted for the election of a substitute nominated by the Board.
Audit Committee
The Audit Committee, whose chairman is James Voss, and whose other current members are William Brophey and Scott Tabakin, held nine meetings during 2005, and met informally between meetings. Committee meetings are typically held in conjunction with scheduled Board meetings; however, the Audit Committee also meets between Board meeting dates. Each member of the Audit Committee is “independent,” as that term is defined by the applicable standards promulgated by the National Association of Securities Dealers, and meets the heightened criteria for independence applicable to members of audit committees under Rule 4200(a)(15) and Rule 4350(d)(2)(A) of the National Association of Securities Dealers’ listing standards for the Nasdaq Stock Market. The Board has determined that Mr. Voss and Mr. Tabakin are both qualified as “audit committee financial experts,” pursuant to Item 401(h) of Regulation S-K. The Audit Committee is primarily concerned with the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of the Company’s internal audit function and independent auditor. The Audit Committee is not responsible for the planning or conduct of the audits, or the determination that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. The Audit Committee’s duties include:

(1) selecting and overseeing the independent auditor and approving audit and non-audit services and related fees;
(2) reviewing the scope and the results of the audit;
(3) overseeing financial reporting activities, including quarterly and annual reports, and the accounting standards and principles followed;
(4) reviewing the organization and scope of the Company’s internal audit function;
(5) providing independent, objective oversight of the Company’s accounting functions, and reviewing with management and independent auditors the adequacy of the Company’s internal controls, and
(6) performing such other duties as set forth in its charter.
The Audit Committee adopted its charter on December 4, 2002. In fiscal year 2004, the Audit Committee amended its charter, after completing a review of the role of the internal audit functions and the relationship between the Company’s Internal Auditor and the Audit Committee. The Committee also conducted a review of its charter in 2005; however, it did not determine that any changes to its charter were necessary. At the time of its charter review, the Audit Committee also reviewed the practices and procedures to assure continued compliance with the internal control reporting provisions of the Sarbanes-Oxley Act of 2002 and related regulatory requirements. The Audit Committee’s charter, including all amendments thereto, is available at the Company’s web site, at www.portfoliorecovery.com, and is attached as an annex to this Proxy Statement. The Audit Committee’s charter will be mailed to any stockholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address. The Audit Committee’s report appears in this Proxy Statement on page 35.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, whose Chairman is William Brophey, and whose other current members are James Voss, Scott Tabakin, David Roberts and Penelope Kyle, met four times during 2005. Each member of the Nominating and Corporate Governance Committee is “independent,” as such term is defined Nasdaq Rule 4200(a)(15). The activities of the Nominating and Corporate governance Committee are governed by a formal written charter. The charter, including all amendments thereto, is available at the Company’s web site, at www.portfoliorecovery.com. The charter of the Nominating and Corporate governance Committee will be mailed to any stockholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address. This committee’s responsibilities include the selection, qualification and compensation of director nominees and the development and continuous review of the Company’s corporate governance principles. The committee annually reviews director compensation and benefits; oversees the annual self-evaluations of the Board and its committees, as well as director performance and board dynamics; and makes recommendations to the Board concerning the structure and membership of the other board committees. In addition, the Nominating and Corporate Governance Committee reviews the Company’s policies related to ethics and public and social issues important to the Company, and makes recommendations to the Board on such issues to ensure that the Company fulfills its missions and objectives.

This committee is also responsible for the selection and recommendation to the Board of nominees for election as directors. In addition to considering candidates suggested by current directors, company officers and employees, the committee will consider any candidates who may be recommended by stockholders. The committee screens all candidates in the same manner, regardless of the source of the recommendation. The committee’s initial review is typically based on written materials provided to it with respect to the candidate. The committee determines whether the candidate meets the Company’s general Board membership qualifications and possesses the skills required of directors. The Nominating and Corporate Governance Committee also determines whether requesting additional information is necessary, and conducts personal interviews as appropriate.
Certain minimum qualifications must be met by a nominee for a position on the Board of Directors. Specifically, the nominee should understand that the principal duty of a director is to represent the stockholders of the Company. The nominee should also possess the highest level of professional and personal ethics, integrity and values, be free of any material conflicts of interest with respect to board service, have broad experience at the policy-making level, have the ability to exercise sound judgment, provide insight and practical wisdom based on his or her experience and expertise, be independent, as defined in Nasdaq Rule 4200(a)(15), be able to understand and relate to the culture of the Company, have sufficient time to properly discharge the duties associated with serving as a director, and have sufficient experience and knowledge to enhance or maintain a diversity of business and policy-making experience among board members. Final approval of a candidate is determined by the full Board.
The committee has determined that one or more of the Company’s directors must possess satisfactory experience as a director or officer of a publicly held company and have the background and experience necessary to qualify as an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K of the Securities and Exchange Commission.
The committee generally seeks director nominee recommendations from many sources, including from current directors and executive officers of the Company. Through this process, Penelope W. Kyle was elected as a member of the Board of Directors on October 20, 2005, and will stand for election by the Company’s stockholders for the first time at the 2006 Annual Meeting. Additionally, any stockholder may make nominations with respect to the election of directors in accordance with the provisions of the Company’s by-laws, which establish the information and notice requirements for such nominations. Prior to 120 days in advance of the anniversary date of the Proxy Statement for last year’s annual meeting, the Company did not receive any recommendations of potential director candidates from stockholders for consideration by the committee. The committee recommended both of the candidates for re-election to the Board of Directors who have been included on the ballot for the 2006 Annual Meeting.

Compensation Committee
The Compensation Committee, whose chairman is David Roberts, and whose other current members are Scott Tabakin, Penelope Kyle and William Brophey, held five meetings during 2005, and met informally between meetings. As described in its charter, this committee has two primary responsibilities:
(1) To establish executive officer compensation policies and review and approve executive compensation, and
(2) To monitor the Company’s management resources, succession planning, and the development, selection and performance of its key executives.
The Compensation Committee is responsible for setting annual and long-term performance goals and compensation for the direct reports to the President and Chief Executive Officer. These decisions are approved or ratified by action of the independent directors of the Board at a meeting in executive session. The Compensation Committee also ensures that the Company has succession plans with respect to key executives. To assist the committee, the Vice President of Human Resources provides the committee with progress reports of the succession planning activities of the Company’s senior executives, which includes their assessments of their subordinates’ succession potential. The committee is also provided a summary of the succession plans for the persons who are considered to be the potential successors to the incumbents in certain senior management positions.
The charter of the Compensation Committee is available at the Company’s web site, at www.portfoliorecovery.com, and is also available in print to any stockholder who sends a request for the charter to the Corporate Secretary at the Company’s mailing address. Each member of the Compensation Committee has been determined to be “independent,” as that term is defined by the applicable standards promulgated by the National Association of Securities Dealers. No member of the Compensation Committee, during fiscal year ended December 31, 2005, was an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company. The committee’s report to stockholders begins on page 17 of this Proxy Statement.

Board of Directors
The following table sets forth certain information about the Company’s directors:

DIRECTOR	AGE	TITLE	APPOINTED
Steven D. Fredrickson	46	President, Chief	March 1996(1)
		Executive Officer
		and Chairman of the Board

William P. Brophey	68	Director	November 2002

Penelope Kyle	58	Director	October 2005

David N. Roberts	44	Lead Director	March 1996(1)

James M. Voss	63	Director	November 2002

Scott Tabakin	47	Director	October 2004

(1)	Steven D. Fredrickson and David N. Roberts were appointed as directors of the Company upon its creation in August 2002. They were each managers of Portfolio Recovery Associates, L.L.C., the predecessor entity to the Company, at its creation in March 1996.

Summary: Board of Directors Information	2006
Size of Board	6
Average Age of Directors	54
Number of Independent Directors	5
Lead Independent Director	Yes
Independent Audit Committee	Yes
Independent Compensation Committee	Yes
Independent Nominating and Corporate Governance Committee	Yes
Number of Board Meetings Held	7
Corporate Governance Guidelines Approved by the Board	Yes
Outside Directors Hold Meetings Without Management Present	Yes
Annual Board Self-Evaluation	Yes
Annual Review of Independence of Board	Yes
Annual Committee Self Evaluations	Yes
Charters for Audit, Compensation and Corporate Governance Committees	Yes
Annual Equity Grants to Non-Employee Directors	Yes
Corporate Compliance Program	Yes
Disclosure Committee for Financial Reporting	Yes
Code of Ethics	Yes
The positions of Chairman of the Board and President and Chief Executive Officer are held by Steven D. Fredrickson. This combination has served the Company well since its inception. The function of the Board in monitoring the performance of the senior management of the Company is fulfilled by the presence of outside Directors of stature who have a substantive knowledge of the business.

Nominees for Election to Three-year Terms Which Will Expire in 2009
• Steven D. Fredrickson, President, Chief Executive Officer and Chairman of the Board. Prior to co-founding the Company in 1996, Mr. Fredrickson was Vice President, Director of Household Recovery Services’ (“HRSC”) Portfolio Services Group from late 1993 until February 1996. At HRSC Mr. Fredrickson was ultimately responsible for HRSC’s portfolio sale and purchase programs, finance and accounting, as well as other functional areas. Prior to joining HRSC, he spent five years with Household Commercial Financial Services managing a national commercial real estate workout team and five years with Continental Bank of Chicago as a member of the FDIC workout department, specializing in corporate and real estate workouts. He received a B.S. degree from the University of Denver and an M.B.A. degree from the University of Illinois. He is a past board member of the American Asset Buyers Association.
• Penelope W. Kyle, Director. Ms. Kyle was appointed to the Company’s Board of Directors in October 2005. Ms. Kyle currently serves as President of Radford University. Prior to her 2005 appointment as President of Radford University, Ms. Kyle was the Director of the Virginia Lottery, where she served for ten years, under three Virginia Governors. Earlier in her career, Ms. Kyle worked as an attorney in a prominent Richmond, Virginia law firm. She was later employed at CSX Corporation, where, during a 13-year career she became the company’s first female officer and a vice president in the finance department. Ms. Kyle also has prior service as a director and chairman of the audit committee of a publicly traded company. Ms. Kyle received an M.B.A. degree from the College of William and Mary, and a law degree from the University of Virginia.
Directors Continuing in Office – Terms Expiring in 2007
• William Brophey, Director. Currently retired, Mr. Brophey has more than 35 years of experience as president and chief executive officer of Brad Ragan, Inc., a (formerly) publicly traded automotive product and service retailer, and as a senior executive at The Goodyear Tire and Rubber Company. Throughout his career, he held numerous field and corporate positions at Goodyear in the areas of wholesale, retail, credit, and sales and marketing, including general marketing manager, commercial tire products. He served as president and chief executive officer and a member of the board of directors of Brad Ragan, Inc. (a 75% owned public subsidiary of Goodyear) from 1988 to 1996, and vice chairman of the board of directors from 1994 to 1996, when he was named vice president, original equipment tire sales worldwide at Goodyear. From 1998 until his retirement in 2000, he was again elected president and chief executive officer and vice chairman of the board of directors of Brad Ragan, Inc. Mr. Brophey has a business degree from Ohio Valley College and attended advanced management programs at Kent State University, Northwestern University, Morehouse College and Columbia University.
• David N. Roberts, Lead Director. Mr. Roberts has been with Angelo, Gordon & Co., L.P. since 1993. He currently manages the firm’s private equity and special situations area and was the founder of the firm’s opportunistic real estate area. Mr. Roberts has invested in a wide variety of real estate, corporate and special situations transactions. Prior to joining Angelo Gordon, Mr. Roberts was a principal at Gordon Investment Corporation, a Canadian merchant bank, from 1989 to 1993, where he participated in a wide variety of principal transactions including investments in the real estate, mortgage banking and food industries. Prior to joining Gordon Investment Corporation, he worked in the Corporate Finance Department of L.F. Rothschild where he specialized in mergers and acquisitions. Mr. Roberts has a B.S. degree in economics from the Wharton School of the University of Pennsylvania.
Directors Continuing in Office — Terms Expiring in 2008
• James Voss, Director. Mr. Voss has more than 35 years of business experience as a senior financial executive. He currently heads Voss Consulting, Inc., serving as a financial consultant to community banks regarding policy, organization, credit risk management and strategic planning. From 1992 through 1998, he served as a senior executive of First Midwest Bank, holding the positions of executive vice president and chief credit officer. Mr. Voss’ experience includes more than 24 years as a senior executive (1965-1989) with Continental Bank of Chicago, and he has held the position of chief financial officer at Allied Products Corporation (1990-1991), a publicly traded (NYSE) diversified manufacturer. Currently, he serves on the board of Elgin State Bank. Mr. Voss has both an M.B.A. and Bachelor’s Degree from Northwestern University.
• Scott Tabakin, Director. Mr. Tabakin is a seasoned financial executive who brings significant public-company experience to Portfolio Recovery Associates. Mr. Tabakin served as Executive Vice President and CFO of Amerigroup, a publicly traded (NASDAQ) managed health-care company, through the fall of 2003, and prior to that was Executive Vice President and CFO of Beverly Enterprises, Inc., one of the nation’s largest publicly traded (NYSE) providers of long-term health care. Earlier in his career, Mr. Tabakin was an executive with the accounting firm of Ernst & Young. He is a certified public accountant and received a Bachelor of Science degree from the University of Illinois.
PROPOSAL ONE: ELECTION OF DIRECTORS
The Board of Directors of the Company presently consists of six members, who are classified into three director classes. Each director serves a three year term. Only one class of directors is elected at each annual meeting of stockholders. At the 2006 Annual Meeting, the names of two directors, Steven D. Fredrickson and Penelope W. Kyle, will be placed on the ballot for election to the Board of Directors, both of whom will serve in the “1st Class” of directors, and upon their election, will hold office for three-year terms, expiring on the date of the 2009 Annual Meeting of Stockholders, or until their successors are elected and qualified. Mr. Fredrickson currently serves as Chairman of the Board of Directors, and is also the Company’s President and Chief Executive Officer. Ms. Kyle currently serves on the Nominating and Corporate Governance Committee and the Compensation Committee. Ms. Kyle has been determined to be an independent director in accordance with the Nasdaq Stock Exchange listing standards. Both nominees have consented to be named as nominees for election in this Proxy Statement, and to serve if elected. However, if for any reason either nominee is unable to serve (which is not anticipated), the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate at the Annual Meeting.

Proxies will be voted for the election of the above two nominees for re-election as directors. Under Delaware General Corporate Law, an abstaining vote is not deemed a “vote cast” or represented by proxy. As a result, abstentions are not included in the tabulation of the results on the election of directors, and therefore do not have the effect of votes in opposition. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be treated as abstentions.
Nominees for director who receive the affirmative votes of a plurality of the common shares represented and voting in person or by proxy at the Annual Meeting will be elected. However, in accordance with a policy recommended by the Nominating and Corporate Governance Committee and adopted by the Board of Directors, in an uncontested election, any nominee for election as director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a majority withheld vote) shall promptly offer his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it, after determining whether or not the interests of the Company and its stockholders would be best served by accepting or rejecting the candidate’s tendered resignation. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the committee deliberations or Board action regarding whether to accept the resignation offer. The full Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner in which the Company’s press releases are typically distributed.
The Board of Directors unanimously recommends a vote
“FOR” the nominees named above.
Director Compensation
The Board sets the compensation for non-employee directors so as to fairly pay directors for the work required of them, based on the Company’s size and scope. The Board also has established annual equity awards to directors in order to align each director’s interests with the long-term interests of the Company’s stockholders. In fiscal year 2005, upon the recommendation of the Compensation Committee, the Board of Directors increased the Audit Committee Chairman’s quarterly retainer fee from $5,000 per quarter to $8,750 per quarter, and increased the quarterly retainer fee from $3,750 per quarter to $7,500 per quarter, for all non-employee directors other than the Lead Director. The Board of Directors named David Roberts as its Lead Director in April 2005, and established the compensation for this position at $35,000 per year, effective July 1, 2005. Each director is also reimbursed for reasonable travel expenses incurred in connection with their attendance at Board meetings. In addition, the Company pays all reasonable expenses for any director who wishes to attend director continuing education programs. Non-employee directors’ annual retainer compensation are summarized below:

Annual Board Retainers

Annual Retainer	$30,000
Lead Director Supplemental Retainer	5,000
Audit Committee Chair Supplemental Retainer	5,000
Non-employee directors appointed prior to 2004 received two stock option grants: an initial grant of 5,000 stock options upon their appointment to the Board, and an additional grant of 5,000 stock options, to which they became entitled on the first anniversary date of their initial Board appointment. Stock options vest and are exercisable in five equal installments on the first five anniversaries of the grant date, and expire seven years after the grant date. In accordance with the provisions of the Company’s Amended and Restated 2002 Employee Stock Option Plan and 2004 Restricted Stock Plan (the “Amended Plan”), directors are no longer being granted annual stock options. Instead, pursuant to the Amended Plan, newly appointed directors receive 2,000 non-vested shares of the Company’s stock upon their initial appointment to the Board, and are awarded 1,000 non-vested shares each year thereafter, on the anniversary date of their appointment. In fiscal year 2005, each of the Company’s non-employee directors who were appointed prior to October 2005 received an award of 1,000 non-vested shares of the Company’s stock. Penelope Kyle, who was appointed to the Board in October 2005, received an award of 2,000 non-vested shares of the Company’s stock upon her appointment. Ms. Kyle is eligible to receive an additional 1,000 non-vested shares annually thereafter, on the anniversary of her initial appointment.
The Company maintains policies of directors’ and officers’ (“D & O”) liability insurance, and each director is covered under the D & O policy during their term of service as a director. The table below provides information with respect to all compensation paid in fiscal year 2005 to the Company’s non-employee directors.
2005 Director Compensation

	Total	Director Fees			Non-stock
	Director	Paid in	Non-vested	Option	Incentive	All Other
Name	Compensation	Cash	Stock Awards	Awards	Compensation	Compensation
William Brophey	$64,690	$26,250	$38,440	$0	$0	$0
Peter Cohen	$26,250	$26,250	$0	$0	$0	$0
Penelope Kyle	$82,400	$0	$82,400	$0	$0	$0
David Roberts	$63,190	$27,500	$35,690	$0	$0	$0
Scott Tabakin	$68,450	$26,250	$42,200	$0	$0	$0
James Voss	$69,690	$31,250	$38,440	$0	$0	$0
The Company has reserved an aggregate of 2,000,000 shares of common stock for issuance to employees and non-employee directors under the Amended Plan, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or other adjustment to the Company’s common stock. The maximum number of shares that may be granted to any participant during any fiscal year is 200,000.

The table below provides information with respect to securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2005.

Number of
		Number of Securities	Weighted-	Securities
		to be Issued Upon	average	Remaining
	Number of	Exercise of	Exercise Price	Available
	Securities	Outstanding Options,	of Outstanding	for Future Issuance
	Authorized for	Warrants, and Rights or	Options,	Under Equity
	Issuance Under the	Upon Vesting of Non-	Warrants and	Compensation
Plan Category	Plan	vested Shares	Rights (1)	Plans
Equity compensation plans approved by security holders	2,000,000	639,846	$11.88	1,043,820
Equity compensation plans not approved by security holders	None	None	N/A	None
Total	2,000,000	639,846	$11.88	1,043,820

(1)	Includes grants of non-vested shares, for which there is no exercise price, but with respect to which shares become available to the employee without cost when the vesting period expires, which is generally a ratable vesting over 5 years. Excluding the impact of the non-vested shares, the weighted average exercise price of outstanding options, warrants and rights is $15.04.
Security Ownership of Certain Beneficial Owners and Management
The following table contains information about the beneficial ownership of the Company’s common stock as of March 24, 2006, of (i) each of the Company’s directors, (ii) the Company’s Chief Executive Officer, (iii) five other most highly compensated executives, and (iv) all directors and executives as a group. The beneficial ownership of persons or entities known to hold more than five percent (5%) of the Company’s common stock as of March 24, 2006 is disclosed on page 2 above. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company the persons or entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity, all outstanding stock options currently exercisable or exercisable within 60 days of March 24, 2006 are deemed outstanding.

			Options		NV Stock
			Vesting		Vesting
	Shares	Vested	within 60	Non-vested	within 60	Beneficial
	Owned	Options	days of 3/2	Shares(1)	days of 3/2	Ownership	% Owned
Steven Fredrickson	274,385	—	—	—	—	274,385	1.7%
Kevin Stevenson	131,860	18,000	—	—	—	149,860	0.9%
Craig Grube	50,525	2,000	—	—	—	52,525	0.3%
Judith Scott	11,200	—	—	2,550	—	11,200	0.1%
Michael J. Petit (2)	4,380	20,000	—	9,070	—	24,380	0.2%
William F. O’Daire (2)	9,200	—	—	2,800	—	9,200	0.1%
William Brophey	1,700	2,500	—	1,800	—	4,200	0.0%
Penelope Kyle	—	—	—	2,000	—	—	0.0%
David Roberts	108,232	5,000	—	1,800	—	113,232	0.7%
Scott Tabakin	400	—	—	2,600	—	400	0.0%
James Voss	1,200	5,000	—	1,800	—	6,200	0.0%
All Executives and Directors	593,082	52,500	—	24,420	—	645,582	4.1%

(1)	Not included in Shares Owned and Beneficial Ownership.

(2)	Although Mr. O’Daire and Mr. Petit are not named Executive Officers of the Company, their compensation details are included in this table due to their level of compensation.
Certain Relationships and Related Transactions
PRA Investments, L.L.C. (“PRAI”), formerly one of the Company’s principal stockholders, was formed in March 1999 for the sole purpose of investing in the Company. Angelo Gordon, the Managing Member of PRAI, owned 1.1% of its outstanding membership interests as of December 31, 2004. David N. Roberts, the Company’s Lead Director, is a Managing Director of Angelo Gordon, and has an indirect economic interest in Angelo Gordon, but did not exercise any voting or investment power over the shares that were beneficially owned by PRAI, Angelo Gordon, or the entity of which he is a limited partner. In February 2005, all of the shares of PRAI were distributed to its investors, and PRAI has ceased to exist.
In October 2004, in connection with its purchase of the assets of IGS Nevada, Inc. (“IGS”), the Company became a tenant in a 5,000 square foot office building located in Las Vegas, Nevada, which was used as IGS’s business office. IGS, and the building in which it was operating as of the purchase date, were both owned by Jim Snead. After the Company’s purchase of the assets of IGS from Mr. Snead, the Company assumed the lease of the building, and Mr. Snead was named an executive of the Company, with the responsibility of managing the operations of IGS. The Company paid $8,040.00 per month as rent for the IGS office building during the first quarter of 2005, which is comparable to the rent that would be charged by an unrelated third party for a similar building in the Las Vegas vicinity. The Company vacated this building during the second quarter of fiscal year 2005, and re-located IGS to a larger facility which is owned by a party that is not related to the Company. All of the Company’s lease obligations with respect to the original 5,000 sq. ft. IGS office building ended at that time.
The Company entered into new employment agreements with its key executives in 2005, providing for three year terms, effective January 1, 2006. A summary of the terms of such agreements can be found on pages 26-32.
The Company requires that written agreements be negotiated and executed by the Company and any related party. Such agreements must be reviewed and approved by the Board of Directors. The agreements discussed above were entered into after arm’s length negotiations between the related parties and the Company.

Compensation Committee Report
The Compensation Committee has furnished the following report to stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission:
The Compensation Committee has primary responsibility for developing and administering the compensation programs for the Company’s executives, administering the Company’s incentives and stock ownership programs, annually reviewing the performance of the chief executive officer, and approving compensation actions affecting all of the Company’s Executive Officers, senior vice presidents, and certain other vice presidents. Recognizing the critical importance of maintaining quality executive leadership to the success of the Company, the committee oversees the development and implementation of the Company’s executive succession plan and ensures that effective plans are in place for both short-term and long-term executive succession. The committee also makes decisions which affect the compensation of the Board of Directors and other company officers and employees. In fiscal year 2005, upon the recommendation of the Compensation Committee following its review of market data and other considerations, the Board approved an increase in director compensation, and also increased the base pay and total compensation of the Company’s Executive Officers, including its President and Chief Executive Officer, as well as certain other executives of the Company. A more complete description of the Compensation Committee’s functions is set forth in the committee’s charter, which is published in the Investor Relations section of the Company’s website at www.portfoliorecovery.com.
Compensation Principles
The Compensation Committee has established fundamental standards for executive compensation in order to further enhance the long-term value of the Company, assist the Company in attracting and retaining high quality talent, motivating future performance, and aligning executives’ long-term interests with those of the Company’s stockholders. Accordingly, a substantial portion of each executive officer’s total potential compensation is tied to the Company’s performance. In addition to a base salary, executives are eligible to receive an annual bonus and grants of non-vested shares. The “at risk” compensation opportunities align the interests of executives with those of stockholders:
•	Annual bonuses depend on both the achievement of specific financial targets, set in advance by the Compensation Committee in conjunction with the Board’s review of the Company’s strategic and operating plans, and the achievement of individual goals.

•	Non-vested share awards create incentives for executives to increase the value of the Company’s stock and to remain with the Company, because their shares vest, and are delivered, over a period of five years after the grant date.

•	Targeted stock ownership guidelines require that the Executive Officers named in the “Summary Compensation Table” on page 33 below, and certain other executives of the Company, acquire and retain substantial levels of ownership of stock in the Company.

The Compensation Committee adheres to the principle that compensation for executive officers, including the Chief Executive Officer, should first and foremost be directly and materially linked to an executive’s individual performance and the Company’s overall performance, and should also be reasonable in comparison to like positions in like companies. The Compensation Committee undertakes an annual review of the Company’s executive employees’ total compensation, which includes a review and approval of all equity grants to the Company’s executives. In fiscal year 2005, the compensation review included an analysis and comparison of the salaries of the Company’s executives’ salaries with those of executives in comparable positions in a peer group of businesses that compete with the Company, and in businesses of a similar size in the business services industry. This analysis was undertaken to ensure that the Company’s executive compensation packages include base pay and incentives that are appropriate and competitive in the relevant marketplace, that compensation would continue to be principally performance based, and the Company’s executives would be able to substantially increase their compensation through achievement of established performance criteria and goals. Additionally, the committee’s intent was to ensure that the Company’s executives’ salaries would approximate the average of those in its peer group, with the potential for higher than average total cash compensation when the Company exceeds the performance goals. The performance component of each executive’s compensation package is established to assist the Company in achieving overall corporate performance goals that ultimately enhance stockholder value. Accordingly, the Company compensates its executives based upon their individual performance and the performance of the Company, through three primary sources: base pay, performance-based annual bonus, and stock awards. Using this approach, the base salary portion of the compensation of the Company’s executives may be stipulated; however, a significant additional portion of total compensation may be uncertain.
Base Pay. Base pay for the Company’s executives is established based on the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions. An executive’s base pay may be increased from year to year in an amount, generally, of not less than 4% of the executive’s current base pay, based on individual performance and the achievement of established goals. However, an executive’s base pay is not dependent upon the Company’s achievement of its performance goals. The Compensation Committee of the Board of Directors undertook a salary survey in 2005, drawing from applicable SEC proxies and Form10-K statements of comparable organizations, taking into account organization size, industry and geographic location. The applicable competitive market surveyed included companies of similar size, and companies in the business services, receivables management, and debt collection markets; however, compensation decisions were not tied to a specific range or level of total compensation paid to the executives at these companies.
Using the data obtained in its salary survey, the Compensation Committee determined that the base pay of senior executives of the Company should be adjusted. The committee accordingly increased the base pay of its top executives and entered into new employment agreements which reflected these changes. The new executive employment agreements became effective January 1, 2006. Generally, the Company’s executives’ base salaries are reviewed annually. The subjective decisions regarding the amount and mix of compensation elements are primarily based upon an assessment of each executive’s leadership, performance and potential to enhance long-term shareowner value, as well as judgments about each executive individually, rather than on rigid guidelines or formulas. Key factors include: the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year; the nature, scope and level of the executive’s responsibilities; the executive’s contribution to the company’s financial results, and the executive’s effectiveness in leading initiatives to increase stockholder value, productivity, and revenue growth. Consideration is also given to the executive’s current salary, the executive’s prior-year bonus, and all of the benefits then accruing to the executive, including the accumulated potential value of prior stock based awards.

The decisions concerning specific base compensation elements and the total compensation paid or awarded to the Company’s Executive Officers in fiscal year 2005, including the compensation of the President and Chief Executive Officer, were made within this framework. Decisions involving total Executive Officer compensation in fiscal year 2005 were ultimately based upon performance and anticipated future contributions, and whether the compensation awarded would provide an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. The salaries paid to the President and Chief Executive Officer and the other five most highly paid executives of the Company for the past three years are shown in the table on page 33 of this Proxy Statement (Summary Compensation Table).
Management Bonus Program. The Company maintains a management incentive bonus program to reward superior performance for the year. Executive bonuses are paid in January of each year, based on an evaluation of each executive’s prior year’s performance, taking into consideration the Compensation Committee’s assessment of the overall performance of the Company and the executive’s business unit’s performance in achieving the specific financial and other key goals established for the Company and the executive’s business unit. This evaluation also includes an assessment of the executive’s individual performance compared to the operational and strategic goals and objectives established for the executive at the beginning of the year. If the results of operations meet or exceed net profitability goals, the amount of an executive’s bonus may be increased at the discretion of the Compensation Committee, and if the results of operations for the year are not positive, or do not achieve net profitability goals, the Compensation Committee may determine whether or not a bonus will be awarded at all. Potential annual bonuses are set as a percentage of base salary. The annual bonuses which were awarded to the executives who manage specific operating divisions of the Company depended to a significant degree, on their department’s contributions toward the achievement of Company-wide financial targets. Other factors considered by the Compensation Committee in the determination of the bonus awards to executives for fiscal year 2005 performance included the Company’s (i) exceptional operational achievements during the year, (ii) net income growth of 34%, (iii) revenue growth of 31%, (iv) cash collections growth of 25%, (v) debt purchases of $150 million, (vi) return on equity of 21.1% and (vii) stock performance that exceeded peer group and broad market averages. The annual bonuses paid to the President and Chief Executive Officer and the other five most highly paid executives of the Company for the past three years are shown in the table on page 33 of this Proxy Statement (Summary Compensation Table).
Equity Incentives. The Company utilizes long-term equity incentive awards to promote the success of the Company and enhance its value by providing motivation for outstanding performance and employment longevity by linking the personal interests of participants to those of the Company’s stockholders. The Company’s current equity compensation program consists of the award of non-vested shares of the Company’s stock pursuant to the Amended Plan, and a targeted executive share ownership program which was adopted by the Company’s Board of Directors in fiscal year 2005. The Amended Plan, which was approved by the stockholders at the Company’s 2004 Annual Meeting, amended the Company’s 2002 Employee Stock Option Plan in order to enable the Company to grant non-vested shares of stock, in addition to stock options, to its employees and directors. The Company did not issue any stock options to any of its employees or directors in fiscal year 2005.

Targeted Executive Share Ownership. Share ownership by Executive Officers is considered very important to the Company, as it aligns management’s interests directly with stockholders and demonstrates to the investing public and all of the Company’s other employees, senior management’s commitment to the Company. In fiscal year 2005, the Board of Directors adopted a targeted executive stockholdings policy which establishes for each senior executive, as well as other executives and managers in leadership roles, individual equity ownership goals which are to be achieved within a specified time frame. Further, as of January 1, 2006, each executive’s employment agreement provides that in the event that the targeted equity goals are not achieved within the required time frame, that executive’s annual management bonus may be paid in shares of non-vested stock, rather than in cash, until such equity targets are met. The specific share requirements for each executive are based on a multiple of annual base pay, with the higher multiples applicable to executives having the highest levels of responsibility. Pursuant to the targeted executive stock ownership program, the President and Chief Executive Officer’s equity target is thirteen times his base salary. The Chief Financial and Administrative Officer’s equity target is eight times his base salary, and the remaining Executive Officers of the Company are required to hold an amount equal in value to not less than two and one-half times his or her base salary. Generally, an affected executive has five years to attain the holding requirements. During the five-year vesting period, the non-vested shares received by the executive will be forfeited if the executive’s employment is terminated for any reason (other than due to death or disability).
In order to minimize the impact of significant stock price fluctuations, the Company’s targeted executive share ownership policy expresses executive stock ownership requirements as a minimum number of shares to be held. The policy recognizes, however, that individual circumstances may dictate variances to this policy over time, and that a continuous review of executive share ownership levels is appropriate to ensure meaningful and fair target levels. In order to avoid a program that is overly susceptible to variations in the value of the stock price, either up or down, the policy establishes fixed targeted ownership levels for executives that do not change unless a particular executive achieves a substantial promotion. The first ownership targets were set as of January 1, 2006, based on the approximate average stock price of the Company during 2005, which was approximately $39.50.
An executive may count toward the ownership goal the net value, less exercise price and taxes, of any unexercised, vested options; however, this amount may not account for any more than 50% of the stated target. Once established, the resulting individual stockholding target will not be readjusted unless the executive receives a significant promotion. Neither an increase in base compensation nor a fluctuation in stock price will cause a resetting of the share target, so that there is an understood, established stockholding target, and the executive is not unduly burdened with a constantly fluctuating target.

Each year, prior to the payment of any annual bonus, the Company’s President and Chief Executive Officer is required to provide a report to the Compensation Committee of the Board of Directors detailing the status of stockholding for each executive covered by the policy. This report includes the executive’s base compensation, total compensation, anticipated bonus, targeted stockholdings, actual stockholdings, increased or decreased actual stockholdings during the prior year, and the amount of both awarded and vested options and/or non-vested shares.
Generally, an executive will be given a period of five years from the date of his or her promotion to achieve the targeted stockholding level; however, steady and proportional progress toward the target is expected each year. If, in the judgment of the Compensation Committee, insufficient progress is being made towards the target, then up to 100% of the affected executive’s current period performance bonus may be paid in non-vested shares, in order to help the executive satisfy the targeted ownership levels. If an executive shows continued failure to make satisfactory progress toward a targeted holding level, the annual performance bonus is put at risk.
The Company’s targeted share ownership policy allows for recognition and reasonable consideration to be given to extenuating personal circumstances when reviewing actual stockholdings compared to targets, which is an acknowledgment of hardships, rather than an accommodation of an executive’s lifestyle choices. The matrix below details the equity ownership targets established for certain senior executives of the Company, using compensation levels as of January 1, 2006.
Targeted Levels of Executive Stockholdings

	Targeted Multiple of Base
	Compensation	Minimum Targeted Stockholdings
Steven Fredrickson, CEO	13 times	115,000
Kevin Stevenson, CFO	8 times	50,000
Craig Grube, EVP	5 times	28,500
Michael Petit, SVP	3 times	12,000
William O’Daire, SVP	3 times	12,000
Judith Scott, EVP and GC	2.5 times	10,000
Business Unit Heads	3-7 times
Department Heads	2 times
Other Leadership Positions	1-2 times

Non-vested Share Awards. It is a vital element of the Company’s practice to identify, develop and motivate the high-producing employees who will sustain the Company’s outstanding performance, by providing incentives for employees to increase their efforts to enhance productivity and long-term accomplishments. Therefore, all of the Company’s high performing employees are eligible to receive equity incentives, including first line employees. Approximately 300 current employees have been awarded one or more stock based awards pursuant to the Amended Plan.
The Compensation Committee has the authority to determine eligibility, the types and sizes of grants and any vesting provisions, including acceleration of vesting of options and non-vested shares. An aggregate of 2,000,000 shares of the Company’s common stock are available for grant under the Amended Plan, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or other adjustment to the Company’s common stock. The maximum number of shares that may be granted to any participant during any fiscal year is 200,000.
Non-vested shares issued by the Company to its employees convert into actual shares of stock only when the restrictions lapse, and only if the individual continues to be employed by the Company. No consideration is required or received by the Company for the shares granted. In accordance with the Amended Plan, stock options and the non-vested shares generally vest ratably over a five-year period. The table on page 34 (Warrant and Stock Option Exercises in Fiscal Year 2005 and Year-End Values) provides information regarding the non-vested shares granted to the executives named therein, and their values. During 2003, 2004 and 2005, the Company’s three highest paid executives, Messrs. Fredrickson, Stevenson and Grube, were awarded no equity incentives.
Under the Amended Plan, 2,000,000 shares of the Company’s common stock are available for issuance to the Company’s employees and directors. Such awards have been made either (i) in the form of stock options with an exercise price equal to the fair market value of the stock at the grant date, or (ii) in the form of grants of 171,995 non-vested shares which have been issued to employees and directors. Additionally, warrants to purchase shares of the Company’s common stock were granted to certain employees as a result of a one-for-one warrant exchange in connection with the reorganization of the Company in 2002, all of which have an exercise price of $4.20 per share, and of which 3,750 remain unexcercised.

The number of stock options and non-vested shares granted to our President and Chief Executive Officer and the other five most highly paid senior executives, and the value of these awards, are shown in the table on page 33 of this Proxy Statement (Summary Compensation Table).
Since its initial public offering in 2002, the Company has always expensed its stock options.
Perquisites. In addition to their base salary and their management bonus, the Company’s top executives receive only the fringe benefits normally provided by the Company to all other employees, including life, hospitalization, surgical, major medical and disability insurance, participation in its 401-K plan, paid time off, and other Company-wide benefits which may be in effect from time to time. Other than these standard employee benefits, the Company does not provide additional perquisites, any personal direct or indirect benefits, or use any separate set of standards in determining the benefits for its executives or directors. The Company believes that its base pay and total compensation package are reasonable and competitive in the industry, and the Company has demonstrated that it is able to hire and retain talented executives without offering additional perquisites.
The Compensation Committee of the Board of Directors ensures that the Company’s executives are paid fairly, and that the Company has a uniform set of benefits and perquisites that apply to all employees. Accordingly, the Company’s executives are provided no Company paid or reimbursed special perquisites which are not offered to other employees. It is the philosophy of the Company’s executive team and its Board of Directors that each executive, including the Company’s President and Chief Executive Officer, may determine, within the limits of his or her own compensation, whether or not to personally purchase non-reimbursable luxury travel, private flights, housing, security systems, car service, club memberships, financial planning services, or other such goods and services, including those which are sometimes provided as executive perquisites by other companies, but not offered by the Company. This is consistent with the Company’s general operating principles.
The Company places a very low value on bureaucracy and typical corporate perquisites, such as elaborate executive offices, special retirement plans, deferred compensation plans, designated parking spaces, private club memberships, private travel and private dining rooms. The Company’s atmosphere is casual, yet incredibly focused and committed. The Company seeks to sustain this egalitarian atmosphere, which is believed to promote good employee morale, loyalty and true sense of individual worth among its employees. In this connection, the Company sponsors an annual family picnic and an annual banquet for all its employees and their guests, and during the year, provides all its employees with periodic free lunches and frequent all-employee cook-outs and barbeques during lunch hour, at which the Company’s Executive Officers work the grills, cook food and personally serve the employees. The Company also gives each of its employees a whole turkey and a bottle of wine or sparkling cider at Thanksgiving, as a “thank you” in consideration of their service to the Company during the year. The Company supports various Company sports teams, and offers all employees on-site amenities, such as break rooms, free internet access and state of the art fitness centers with showers and lockers.

In fiscal year 2004, the Board of Directors voted to require that the Company’s Executive Officers submit to a bi-annual comprehensive physical examination, at the Company’s expense. In fiscal year 2005, each of the Executive Officers completed the required physical examination at a cost of approximately $5,000 each.
The Company has never made a loan to any of its Executive Officers or directors.
401-K Plan. The Company sponsors a 401-(k) plan for its employees who are at least twenty-one years of age or over. This plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions, and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to Internal Revenue Service limitations, after completing six months of service. Employees who were at least fifty years of age by the end of the fiscal year were also eligible to make 401-(k) catch-up contributions up to a maximum of $4,000. The Company makes matching contributions of up to 4% to each participating employee. Employees are able to direct their own investments in the Company’s 401-(k) plan.
Compensation of the Chief Executive Officer
The Compensation Committee is responsible for setting annual and long-term performance goals for the President and Chief Executive Officer, and for evaluating his performance against such goals. The President and Chief Executive Officer’s base salary for 2005 was determined by the Compensation Committee after reviewing each aspect of his present level of compensation, his performance in 2005, his employment agreement and his total compensation relative to that of chief executive officers in a peer group comprised of similar companies of similar size as the Company. Based on this review, the Compensation Committee determined that his performance had exceeded their expectations, and his base salary was set at $245,000. The annual bonus paid to the Chief Executive Officer for his 2005 performance was based on an evaluation of the following factors:
(a)	his overall leadership of the Company, resulting in a 2005 turnover rate of zero in the Company’s senior management, and record setting collector productivity;

(b)	his role in the enhancement of long-term shareowner value, contributing to the Company’s stock performance exceeding peer group and broad market averages;

(c)	his exceeding the operational and financial goals which were established at the beginning of 2005 by the Compensation Committee, and the leadership role he played, resulting in the Company exceeding its goals, including leading the Company to better than forecast financial results in 2005, net income growth of 34%, revenue growth of 31%, return on equity of 21.1%, cash collections growth of 25%, debt purchases of $148 million, the initiation of healthcare receivables purchasing and the continued successful building of bankruptcy purchasing capability;

(d)	his leadership in expanding the Company’s line of credit, which enabled the Company to achieve record portfolio purchases in 2005, and

(e)	his leadership in accomplishing the Company’s acquisition of the assets of Alatax, Inc. in 2005.

Based on the above factors, all of which were collectively taken into account in recommending the bonus compensation for the Chief Executive Officer, the Compensation Committee determined that the Chief Executive Officer was entitled to a bonus in excess of the target bonus for his performance in fiscal year 2005, and his annual bonus was accordingly set by the committee at $750,000. The President and Chief Executive Officer was awarded no stock options, non-vested shares or other equity based compensation in fiscal year 2005, and he received no perquisites which were not offered generally to all other employees of the Company.
The salary and bonus compensation for the Company’s other Executive Officers was determined in a similar fashion as described above. The details of the employment agreement of the President and Chief Executive are summarized below. His employment agreement contains no arrangements providing for severance payments in the case of a change in control of the Company, or any contractual right to any post-retirement compensation package.
Adjusted Base Pay of the Most Highly Compensated Executives. The Company’s Executives’ base salaries are typically reviewed annually, and adjusted in accordance with the relevant provisions of the executive’s employment agreement, taking into consideration performance factors. In connection with its 2005 review of the terms of the employment agreements of its key executives, the committee assessed the principal employment provisions of their employment agreements, including their base salary. In conducting this assessment, the committee considered each executive’s current salary and prior-year bonus, along with an analysis of the compensation paid to the executive’s peers in similar positions within the industry and in the companies which are most likely to compete with the Company for the services of the Company’s executives. The Company’s principal compensation goals with respect to its top management are to attract high quality executive talent; retain key employees; reward past performance and incent future performance; and align executives’ long-term interests with those of the Company’s investors. The compensation elements utilized to achieve these goals are base salary, annual bonus awards and equity awards, all of which are discussed in detail above.
The Compensation Committee’s decisions on senior executive officers’ compensation are based primarily upon an assessment of each executive’s leadership and operational performance, and his or her potential to enhance long-term shareowner value. Key factors include: performance compared to the financial, operational and strategic goals established for the executive at the beginning of the year; the nature, scope and level of the executive’s responsibilities, and the executive’s contribution to the company’s financial results, particularly with respect to key metrics such as cash flow, revenue, earnings and effectiveness in leading initiatives to increase collections and productivity.
After the completion of its 2005 review of the base salaries of its key executives, the Compensation Committee determined that a salary adjustment for its key executives was appropriate, and that new employment agreements would be executed with each key executive to reflect the base salary adjustments, as well as additional terms, which are described more fully in the summary of employment agreements below. Accordingly, the Compensation Committee entered into new employment agreements with these executives in December, 2005, pursuant to which their base salaries and other terms were adjusted. The new employment agreements provide for three year terms, beginning on January 1, 2006 and ending December 31, 2008. The adjusted salaries established in the new employment agreements of the President and Chief Executive Officer and the other five most highly compensated executives, in accordance with their new employment agreements, are shown on the table below.

Key Executives 2006 Base Pay

Name	Base Pay
Steve Fredrickson	$350,000
Kevin Stevenson	235,000
Craig Grube	225,000
Judith Scott	175,000
William O’Daire	155,000
Michael Petit	155,000
Employment Agreements
The employment agreements of the Chief Executive Officer and the other five most highly paid executives of the Company are summarized below. All of the executives named below executed new employment agreements in December, 2005, which replaced their prior employment agreements which expired as of December 31, 2005. The employment agreement of Judith Scott was amended in March 2006. All of the employment agreements summarized below provide for three year terms, which began on January 1, 2006, and expire on December 31, 2008. Pursuant to the Company’s senior executive target equity ownership policy, each employment agreement provides that if the executive’s targeted equity ownership levels have not been met, the management bonus may be paid, in whole or in part, in shares of the Company’s common stock. Each employment agreement also contains confidentiality, non-competition and indemnification provisions, and provides that each Executive Officer shall be covered under the Company’s D & O liability insurance policy. Change of control rights to which the Executive Officers were entitled pursuant to the expired employment agreements were not included in their current employment agreements, at their request. Neither the employment agreements of the executives below, nor the employment agreements of any other executives of the Company contain provisions regarding severance or other payment arrangements which would be triggered by a change in control of the Company.
• Steven D. Fredrickson serves as the President and Chief Executive Officer of the Company. Mr. Fredrickson’s employment agreement provides for a base salary of $350,000 per year and an increase of no less than four percent in each subsequent year. Mr. Fredrickson is eligible for an annual cash incentive bonus pursuant to the Company’s management bonus program. Under this program, Mr. Fredrickson is entitled to a bonus of no less than eighty percent of his base salary if the results of operations for the year achieve net profitability goals specified in the Company’s business plan, and if his performance is determined to have met expectations according to Company policy. Mr. Fredrickson may be entitled to an increased bonus at the sole discretion of the Compensation Committee if the results of operations for the year exceed the net profitability goals of the approved business plan and if Mr. Fredrickson’s performance is determined to have exceeded expectations according to Company policy. If the results of operations for the year fail to achieve net profitability goals specified in the business plan or if his performance is determined not to have met expectations according to Company policy, then the amount, if any, of his bonus would be within the absolute discretion of the Committee.

In the event of Mr. Fredrickson’s death, his unpaid base salary through the month in which the death occurred and any unpaid bonus compensation for any fiscal year which ended as of the date of death, or which was at least fifty percent completed as of the date of his death, would be paid to his designated beneficiary, or, in the absence of such designation, to his estate or legal representative. In the case of an incomplete fiscal year, the bonus compensation would be determined based upon the assumption that Mr. Fredrickson would have earned the target bonus compensation. In the event Mr. Fredrickson is unable to perform his duties by reason of illness, injury or incapacity, the Company may terminate his employment agreement, and he would be paid his unpaid base salary through the month in which the termination occurred (offset by payments under any disability insurance policy in effect) plus the same bonus compensation that would be awarded in case of his death.
If the Company terminates the employment of Mr. Fredrickson for cause, he would not receive a base salary or bonus compensation after the date of termination. If the Company terminates Mr. Fredrickson without cause, upon the execution of an approved release, he would receive a severance package, which would include a lump-sum payment equal to (a) his base salary and accrued vacation pay through the date of such termination, plus a pro rata portion of the target bonus compensation for the year in which the termination occurred, (b) the greater of a lump-sum payment equal to two times his then current base salary or the minimum base salary due under the remaining term of his employment agreement and (c) the greater of a lump-sum payment equal to two times the amount of the bonus compensation, if any, paid to him in the year immediately prior to the year of termination or the bonus compensation then due for the remainder of the term.
Mr. Fredrickson’s employment agreement contains a two year non-competition covenant. If his employment agreement is not renewed, the Company will pay him a non-competition severance payment equal to (a) his base salary and accrued vacation through the date of termination, plus a pro rata portion of the target bonus compensation for the year in which the termination occurs and (b) a lump-sum payment equal to two times his then current base salary. Mr. Fredrickson is not required to mitigate the amount of any severance and non-competition payments by seeking other employment.
• Kevin P. Stevenson serves as the Executive Vice President and Chief Financial and Administrative Officer of the Company. His employment agreement provides for a base salary of $235,000 per year and an increase of no less than four percent in each subsequent year. Mr. Stevenson is eligible for an annual cash incentive bonus pursuant to the Company’s management bonus program of no less than seventy-five percent of his base salary if the results of operations for the year achieve net profitability goals, and if his performance is determined to have met expectations according to Company policy. Mr. Stevenson may be entitled to an increased bonus at the sole discretion of the Compensation Committee if the results of operations for the year exceed the net profitability goals of the approved business plan and if his performance is determined to have exceeded expectations according to Company policy. If the results of operations for the year fail to achieve net profitability goals specified in the business plan or if Mr. Stevenson’s performance is determined not to have met expectations, then the amount, if any, of his bonus would be within the absolute discretion of the Committee.

In the event of Mr. Stevenson’s death, his designated beneficiary, or, in the absence of such designation, his estate or legal representative will be paid his unpaid base salary through the month in which his death occurred, and any unpaid bonus compensation for the fiscal year which ended as of the date of death, or which was at least fifty percent complete as of the date of his death. In the case of an incomplete fiscal year, the bonus compensation would be determined based upon the assumption that Mr. Stevenson would have earned the target bonus compensation. In the event Mr. Stevenson is unable to perform his duties by reason of illness, injury or incapacity, the Company may terminate his employment and he would be paid his unpaid base salary through the month in which the termination occurred (offset by payments under any disability insurance policy in effect), plus the same bonus compensation that would be awarded in case of his death .
If the Company terminates the employment of Mr. Stevenson for cause, he would not receive a base salary or bonus compensation after the date of termination. If the Company terminates Mr. Stevenson without cause, upon his execution of an approved release, he would receive a severance package, which would include a lump-sum payment equal to (a) his base salary and accrued vacation pay through the date of such termination, plus a pro rata portion of the target bonus compensation for the year in which the termination occurred, (b) the greater of a lump-sum payment equal to two times his then current base salary or the minimum base salary due under the remaining term of his employment agreement and (c) the greater of a lump-sum payment equal to two times the amount of the bonus compensation, if any, paid to him in the year immediately prior to the year of termination or the bonus compensation due under the remaining term of the employment agreement.
Mr. Stevenson’s employment agreement contains a two year non-competition covenant. If his employment agreement is not renewed, the Company will pay him a non-competition severance payment equal to (a) his base salary and accrued vacation through the date of termination, plus a pro rata portion of the target bonus compensation for the year in which his employment terminated and (b) a lump-sum payment equal to two times his then current base salary. Mr. Stevenson is not required to mitigate the amount of any severance and non-competition payments by seeking other employment.
• Craig A. Grube serves as the Executive Vice President of Acquisitions of the Company. His employment agreement provides for a base salary of $225,000 per year and an increase of no less than four percent in each subsequent year. Mr. Grube is eligible for an annual cash incentive bonus based on the Company’s management bonus program of no less than seventy-five percent of his base salary if the results of operations for the year achieve net profitability goals for the year specified in the Company’s business plan and if his performance is determined to have met expectations according to Company policy. Mr. Grube may be entitled to an increased bonus at the sole discretion of the Compensation Committee if the results of operations for the year exceed the net profitability goals of the business plan, and if his performance is determined to have exceeded expectations according to Company policy. If the results of operations for the year fail to achieve the net profitability goals specified in the business plan, or if his performance is determined not to have met expectations according to Company policy, then the amount, if any, of his bonus would be within the absolute discretion of the Compensation Committee.

In the event of Mr. Grube’s death during the term of his employment agreement, his designated beneficiary, or in the absence of such designation, his estate or legal representative, would receive his unpaid base salary through the month in which his death occurred and any unpaid bonus compensation for any fiscal year which ended as of the date of his death, or which was at least fifty percent completed as of the date of death. In the case of an incomplete fiscal year, the bonus compensation would be determined based upon the assumption that Mr. Grube would have earned the target bonus compensation. In the event Mr. Grube is unable to perform his duties by reason of illness, injury or incapacity, the Company may terminate his employment agreement and he would be paid his unpaid base salary through the month in which the termination occurred (offset by payments under any disability insurance policy in effect), plus the same bonus compensation that would be awarded in case of his death.
If the Company terminates Mr. Grube for cause, he would not be entitled to receive base salary or bonus compensation after the date of termination. If the Company terminates Mr. Grube without cause, upon his execution of an approved release, he would receive a severance package, which would include a lump-sum payment equal to (a) his base salary and accrued vacation pay through the date of such termination, plus a pro rata portion of the target bonus compensation for the year in which the termination occurred, (b) the greater of a lump-sum payment equal to two times his then current base salary or the minimum base salary due under the remaining term of his employment agreement, and (c) the greater of a lump-sum payment equal to two times the amount of the bonus compensation, if any, paid to him in the year immediately prior to the year of termination or the bonus compensation due under the remaining term of the employment agreement.
Mr. Grube’s employment agreement contains a two year non-competition covenant. If his employment agreement is not renewed, the Company will pay him a non-competition severance sum equal to (a) his base salary and accrued vacation days through the date of termination, plus a pro rata portion of the target bonus compensation for the year in which his employment terminated and (b) a lump-sum payment equal to two times his then current base salary. Mr. Grube is not required to mitigate the amount of any severance and non-competition payments by seeking other employment.
• Michael J. Petit serves as the Senior Vice President of Bankruptcy Acquisitions of the Company. Mr. Petit’s employment agreement provides for an annual base salary of $155,000 and an increase of no less than four percent for each subsequent year. Mr. Petit is eligible for an annual cash incentive bonus based on the Company’s management bonus program of no less than seventy-five percent of his base salary if the results of operations for the year achieve net profitability goals for the year specified in the Company’s business plan, and if his performance is determined to have met expectations according to Company policy. Mr. Petit may be entitled to an increased bonus at the sole discretion of the Compensation Committee if the results of operations for the year exceed the net profitability goals of the approved business plan and if his performance is determined to have exceeded expectations according to Company policy. If the results of operations for the year fail to achieve net profitability goals specified in the business plan or if Mr. Petit’s performance is determined not to have met expectations according to Company policy, then the amount, if any of his bonus would be within the absolute discretion of the Committee.

In the event of Mr. Petit’s death, his unpaid base salary through the month in which his death occurred, and any unpaid bonus compensation for any fiscal year which ended, or was at least fifty percent completed as of the date of his death, would be paid to his designated beneficiary, or, in the absence of such designation, his estate or legal representative. In the case of an incomplete fiscal year, the bonus compensation would be determined based upon the assumption that Mr. Petit would have earned the target bonus compensation. In the event Mr. Petit is unable to perform his duties by reason of illness, injury or incapacity, the Company may terminate his employment agreement and he would be paid his unpaid base salary through the month in which the termination occurred (offset by payments under any disability insurance policy in effect), plus the same bonus compensation that would be awarded in case of his death.
If the Company terminates Mr. Petit’s employment for cause, he would not be entitled to receive his base salary or bonus compensation after the termination date. If the Company terminates Mr. Petit’s employment without cause, upon his execution of an approved release, he would receive a severance package, which would include a lump-sum payment equal to (a) his base salary and accrued vacation pay through the date of such termination, plus a pro rata portion of the target bonus compensation for the year in which the termination occurred, (b) the greater of a lump-sum payment equal to one times his then current base salary or the minimum base salary due under the remaining term of his employment agreement and (c) the greater of a lump-sum payment equal to one times the amount of the bonus compensation, if any, paid to him in the year immediately prior to the year of termination or the bonus compensation due under the remaining term of the employment agreement.
Mr. Petit’s employment agreement contains a one-year non-competition covenant. If his employment agreement is not renewed, the Company will pay him a non-competition severance payment equal to (a) his base salary and accrued vacation days through the date of termination, plus a pro rata portion of the target bonus compensation for the year in which his employment terminated and (b) a lump-sum payment equal to one times his then current base salary; however, after the end of his one-year non-competition period, his non-competition obligations may be extended for an additional year by the Company’s payment of one times his base salary as of his termination date. Mr. Petit is not required to mitigate the amount of any severance and non-competition payments by seeking other employment.
• William F. O’Daire serves as the Senior Vice President of Operations of the Company. His employment agreement provides for a base salary of $155,000 per year and an increase of no less than four percent in each subsequent year. Mr. O’Daire is eligible for an annual cash incentive bonus of no less than seventy-five percent of his base salary if the results of operations for the year achieve net profitability goals for the year specified in the Company’s business plan and if his performance is determined to have met expectations according to Company policy. Mr. O’Daire may be entitled to an increased bonus at the sole discretion of the Compensation Committee if the results of operations for the year exceed the net profitability goals of the approved business plan and if his performance is determined to have exceeded expectations according to Company policy. If the results of operations for the year fail to achieve net profitability goals specified in the business plan or if Mr. O’Daire’s performance is determined not to have met expectations according to Company’s policy, then the amount, if any of his bonus would be within the absolute discretion of the Committee.

In the event of Mr. O’Daire’s death during the term of his employment agreement, his unpaid base salary through the month in which the death occurred and any unpaid bonus compensation for any fiscal year ending as of his death, or which was at least fifty percent completed as of the date of his death, would be paid to his designated beneficiary, or to his estate or other legal representative. In the case of an incomplete fiscal year, the bonus would be determined based upon the assumption that Mr. O’Daire would have earned the target bonus. In the event Mr. O’Daire is unable to perform his duties by reason of illness, injury or incapacity, the Company may terminate his employment agreement and he would be paid his unpaid base salary (offset by payments under any disability insurance policy in effect), through the month in which the termination occurred, plus the same bonus compensation that would be awarded in case of his death.
If the Company terminates Mr. O’Daire’s employment for cause, he would not be entitled to receive base salary or bonus compensation from the date of termination. If the Company terminates Mr. O’Daire without cause, upon his execution of an approved release, he would be entitled to receive a severance package, which would include a lump-sum payment equal to (a) his base salary and accrued vacation pay through the date of such termination, plus a pro rata portion of the target bonus compensation for the year in which the termination occurred, (b) a lump-sum payment in the amount of one-half of the amount of his then current base salary and (c) a lump-sum payment equal to one-half of the amount of the bonus compensation, if any, paid to him in the year immediately prior to the year of termination or the bonus compensation due under the remaining term of the employment agreement.
Mr. O’Daire’s employment agreement contains a one-year non-competition covenant. If his employment agreement is not renewed, the Company will pay him a non-competition severance payment equal to (a) his base salary and accrued vacation days through the date of termination, plus one-half of the target bonus compensation for the year in which he ceased being employed and (b) a lump-sum payment equal to one-half his then current base salary; however, after the end of his one-year non-competition period, his non-competition obligations may be extended for an additional year by the Company’s payment of one times his base salary as of his termination date. Mr. O’Daire is not required to mitigate the amount of any severance and non-competition payments by seeking other employment.
• Judith S. Scott serves as the Executive Vice President, General Counsel and Secretary of the Company. Her employment agreement, which was amended on March 23, 2006, provides for a base salary of $175,000 per year and an increase of no less than four percent in each subsequent year. Ms. Scott is eligible for an annual cash incentive bonus of not less than fifty percent of her base salary if the results of operations for the year achieve net profitability goals for the year specified in the Company’s business plan and if her performance is determined to have met expectations according to Company policy. Ms. Scott may be entitled to an increased bonus at the sole discretion of the Compensation Committee if the results of operations for the year exceed the net profitability goals of the approved business plan and if her performance is determined to have exceeded expectations according to Company policy. If the results of operations for the year fail to achieve net profitability goals specified in the business plan or if Ms. Scott’s performance is determined not to have met expectations according to Company policy, then the amount, if any of her bonus would be within the absolute discretion of the Committee.

In the event of Ms. Scott’s death during the term of her employment agreement, her unpaid base salary through the month in which her death occurred, and any unpaid bonus compensation for any fiscal year which ended as of the date of her death, or which was at least fifty percent completed as of the date of her death, would be paid to her designated beneficiary, or to her estate or legal representative. In the case of an incomplete fiscal year, the bonus compensation would be determined based upon the assumption that Ms. Scott would have earned the target bonus compensation. In the event she is unable to perform her duties by reason of illness, injury or incapacity, the Company may terminate her employment agreement and she would be paid her unpaid base salary through the month in which the termination occurred (offset by payments under any disability insurance policy in effect), plus the same bonus compensation that would be awarded in case of her death.
If the Company terminates Ms. Scott’s employment for cause, she would no longer be entitled to receive her base salary and bonus compensation from the date of termination. If the Company terminates Ms. Scott without cause, upon her execution of an approved release, she would receive a severance package, which would include a lump-sum payment equal to (a) her base salary and accrued vacation through the date of such termination, plus a pro rata portion of the target bonus compensation for the year in which her termination occurred, (b) the greater of a lump-sum payment equal to one times her then current base salary or the minimum base salary due under the remaining term of the employment agreement and (c) a lump-sum payment equal to the greater of one times the amount of the bonus compensation, if any, paid to her in the year immediately prior to the year of termination or the bonus compensation due under the remaining term of the employment agreement.
Ms. Scott’s employment agreement contains a one-year non-competition covenant. If her employment agreement is not renewed, the Company will pay her a non-competition severance payment equal to (a) her base salary and accrued vacation days through the date of termination, plus a pro rata portion of the target bonus compensation for the year in which her employment terminates and (b) a lump-sum payment equal to one times her then current base salary. Ms. Scott is not required to mitigate the amount of any severance and non-competition payments by seeking other employment.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid or accrued with respect to covered employees who are employed as of the end of the year. The committee believes that the annual bonuses, non-vested shares and vested stock options reported for 2005 in the tables below will be deductible under Section 162(m).
This report is submitted on behalf of the Compensation Committee:
David Roberts, Chairman
Penelope Kyle
William Brophey
Scott Tabakin
Compensation Committee Interlocks and Insider Participation
All of the members of the Compensation Committee are non-employee directors, and neither is a former officer of the Company. David Roberts is a limited partner of an entity which, prior to fiscal year 2005, was a general partner of Angelo Gordon, formerly, one of the Company’s principal stockholders. However, in fiscal year 2005, all of the shares of this entity were distributed to its investors, and the entity itself was dissolved. See “Certain Relationships and Related Transactions.”

Executive Compensation
The following table sets forth all compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer and the other five most highly compensated executives for all services rendered to the Company and its subsidiaries for the fiscal years ended December 31, 2005, 2004 and 2003, except as may otherwise be specifically noted:
Summary Compensation Table

	Annual Compensation
				Long Term
				Compensation
				Securities	All Other:
				Underlying	(401-(k)
				Options/Non-	Contribution)
Name and Principal Position	Year	Salary($)	Bonus($)(1)	vested Shares	($)(2)

Steven D. Fredrickson	2005	245,000	750,000	0/0	$8,400
President, Chief Executive	2004	225,000	625,000	0/0	8,200
Officer and Chairman of the Board	2003	197,600	425,000	0/0	8,000

Kevin P. Stevenson	2005	165,000	500,000	0/0	$8,400
Executive Vice President, Chief	2004	150,000	420,000	0/0	8,200
Administrative & Financial Officer, Treasurer and	2003	132,500	290,000	0/0	8,000
Assistant Secretary

Craig A. Grube	2005	165,000	500,000	0/0	$8,400
Executive Vice President-	2004	150,000	420,000	0/0	8,200
Acquisitions	2003	132,500	290,000	0/0	8,000

Michael J. Petit (3)(4)	2005	137,298	325,000	0/84,520	$8,400
Senior Vice President,	2004	127,308	185,000	0/25,660	4,262
Specialty Acquisitions	2003	103,236	150,000	50,000/290,197	0

William F. O’Daire (3)	2005	110,000	200,000	0/84,520	8,169
Senior Vice President,	2004	100,000	200,000	0/25,660	6,692
Operations	2003	90,000	160,000	0/0	6,538

Judith S. Scott	2005	110,000	175,000	0/73,955	$8,400
Executive Vice President, General	2004	100,000	150,000	0/25,660	5,202
Counsel and Secretary	2003	90,000	100,000	0/0	2,984

(1)	This table reflects for a given year all bonuses earned by the above officers for such years. The Company typically pays bonuses in the year following the year in which the bonus was earned.

(2)	These amounts represent company matching contributions to the recipient’s 401(k) plan up to limits for such plans under IRS rules, and related matching deferred incentive compensation credits related to certain pay in excess of amounts eligible for matching under the 401(k) plan.

(3)	Although Mr. Petit and Mr. O’Daire are not Named Executive Officers of the Company, their compensation details are included in this table due to their level of compensation.

(4)	Compensation in 2003 includes $50,000 paid as a sign-on bonus and $5,640 as qualified moving expenses paid for by the Company.

Warrant and Stock Option Exercises in Fiscal Year 2005 and Year-End Values
In Fiscal Year 2005, the Company did not grant any stock options or warrants to the President and Chief Executive Officer and the other five most highly compensated executives, and did not grant any non-vested shares of the Company’s stock to the three most highly compensated Executive Officers of the Company.
The following table provides information, for the President and Chief Executive Officer and the other five most highly paid executives, regarding previously granted warrants and stock options exercised in Fiscal Year 2005, and stock options held at the end of 2005, the value received as a result of such exercises. This table also provides information regarding vested and exercisable options and non-vested shares and unexercisable options and shares held by such executives, and their values.
AS OF 12/31/2005

					Value of	Value of
			Unexercised Options/Shares at Y/E		Unexercised	Unexercised
		Value Realized			and Vested	and Non-vested
Name	Shares Acquired	Upon Exercise	Exercisable	Unexercisable	Options/Shares	Options/Shares
Steve Fredrickson	76,000	$2,102,580	38,000	76,000	$1,270,720	$2,541,440
Craig Grube	42,000	$1,043,675	21,000	42,000	$702,240	$1,404,480
Kevin Stevenson	—	$—	63,000	42,000	$2,106,720	$1,404,480
Michael Petit (3)(4)	2,290	$96,882	20,000	39,070	$373,400	$981,311
William O’Daire(1)(4)	15,200	$356,684	—	32,800	$—	$1,133,232
Judith Scott (2)	15,200	$389,734	—	12,550	$—	$452,822

(1)	Includes 2,800 non-vested shares.

(2)	Includes 2,550 non-vested shares.

(3)	Includes 9,070 non-vested shares.

(4)	Although Mr. Petit and Mr. O’Daire are not Named Executive Officers of the Company, details of their stock holdings and exercises are included in this table due to their level of compensation.

Stock Performance Graph
The following graph compares, from November 8, 2002, the date of the Company’s initial public offering, to December 31, 2005, the cumulative stockholder returns assuming an initial investment of $100 on November 8, 2002 in the Company’s Common Stock, the stocks comprising the Nasdaq Stock Market (U.S.) Index and the stocks comprising a peer group index.
*The peer group index consists of eight peers.

* The peer group index consists of eight companies which have industry characteristics that are believed to be similar to those of the Company. The peer group includes Asset Acceptance Capital Corp; Asta Funding, Inc.; CompuCredit Corporation; Encore Capital Group, Inc.; NCO Group, Inc.; EPIQ Systems, Inc.; FTI Consulting, Inc., and West Corporation.
The comparisons of stock performance shown above are not intended to forecast or be indicative of possible future performance of the Company’s common stock. The Company does not make or endorse any predictions as to its future stock performance.
Audit Committee Report
The Audit Committee of the Board of Directors has furnished the following report to stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission:
Each member of the Audit Committee is an independent director, as defined in Nasdaq Rules 4200(a)(15) and 4350(d)(2). Each member of the committee also satisfies the Securities and Exchange Commission’s additional independence requirement for members of audit committees according to Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and Nasdaq Rules 4200(a)(15) and 4350(d)(2). In addition, the Board of Directors has determined that James Voss and Scott Tabakin are both “audit committee financial experts,” as defined by paragraph (h)(2) of Item 401 of Regulation S-K of the Securities and Exchange Commission.

Pre-Approval Policy. The Audit Committee ‘s policy is to pre-approve all engagements for audit and permissible non-audit services provided for the Company by the Company’s independent auditors. These services may include audit services, audit-related services, tax services, services related to internal controls and other services. The independent auditors and the Company’s Chief Executive Officer and Chief Financial Officer periodically report to the Audit Committee regarding the services provided by the independent auditor in accordance with this pre-approval. During Fiscal Year 2005, there were no matters taken on without pre-approval under the de minimus provisions of the Sarbanes-Oxley Act.
The Company’s executives have primary responsibility for establishing and maintaining adequate internal financial controls, preparing the financial statements and managing the public reporting process. The Company’s independent auditors are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles, and on management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.
• The Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2005, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee discussed with the Company’s independent auditors its evaluation of the Company’s internal controls over financial reporting and other business matters. The Audit Committee also reviewed with management and the independent auditors the reasonableness of significant estimates and judgments made in preparing the financial statements, as well as the clarity of the disclosures in the financial statements.
• The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No.90, as modified or supplemented, “Communications with Audit Committees,” as amended.
• The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended or supplemented, and has discussed their independence with them. The Audit Committee has concluded that the audit and non-audit services which were provided by its independent auditors in 2005 were compatible with, and did not negatively impact their independence.
During fiscal year 2005 the Audit Committee met with the Company’s internal auditor and with its independent auditors, with and without management present, to discuss the overall quality of the Company’s financial reporting. In reliance on such discussions, its review and discussions with management of the Company’s audited financials and the acceptability and appropriateness of significant accounting principles, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Committee recommended to the Board of Directors, and the Board approved, the Company’s inclusion and filing with the Securities and Exchange Commission of its audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Following a review of the independent auditor’s performance and qualifications, including consideration of management’s recommendation, the Audit Committee approved the reappointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.
No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing with the Securities and Exchange Commission through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.
This report is submitted on behalf of the following independent directors, who constitute the Audit Committee:
James Voss (Chairman)
William Brophey
Scott Tabakin
Audit Fees
PricewaterhouseCoopers LLP has acted as independent auditors with respect to the Company’s consolidated financial statements for the year ended December 31, 2005, and has performed certain non-audit-related services for the Company during the year. Also, in 2005, PricewaterhouseCoopers LLP audited the Company’s internal control over financial reporting. In connection with its 2005 taxes, which are anticipated to be completed in 2006, the Company has retained a separate tax accounting firm which is not related to PricewaterhouseCoopers LLP.
The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered during the years ended December 31, 2005 and December 31, 2004, and for the reviews of financial statements included in the Company’s registration statements, quarterly reports and services normally provided by the independent auditor in connection with required statutory or regulatory filings or engagements for each of those fiscal years:

Principal Accountant Fees and Services

	2005		2004
Audit Fees

Annual Audit	$410,000		$411,854
Registration Statement(1)	—		64,225

	410,000		476,079
Audit Related Fees
Consultation on various accounting matters			56,344	(2)

Tax Fees

Advice	9,975(3)

	9,975

Other Fees	1,500	(4)	1,500	(4)

Total Accountant Fees	$421,475		$533,923

(1)	The fees related to the registration statement filed on Form S-3 in November 2004 were paid for in full by one of the selling stockholders.

(2)	These include fees associated with our auditor’s review of the treatment of certain accounting matters and purchase accounting relating to the IGS acquisition.

(3)	Tax advice fees relate to work done on cost recovery method research for tax purposes.

(4)	Other fees represent fees paid for an annual subscription to the PricewaterhouseCoopers LLP research tool, Comperio.
“Audit Fees” include fees for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, reviews of the related quarterly consolidated financial statements, and services normally performed in connection with statutory and regulatory filings. “Audit Fees” also include fees related to the audit of the Company’s internal control over financial reporting, and for the attestation of management’s report on the effectiveness of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act and related regulations.

PROPOSAL TWO: APPROVAL OF INDEPENDENT AUDITORS
Upon the recommendation of the Audit Committee, the Board has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006, to audit its consolidated financial statements for the fiscal year ending December 31, 2006, and to perform other audit-related services, concerning the Company’s quarterly reports and registration statements filed with the Securities and Exchange Commission. PricewaterhouseCoopers LLP, a registered public accounting firm, was the Company’s independent auditor for the year ended December 31, 2005. If the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.
PricewaterhouseCoopers LLP will have a representative at the Annual Meeting who will be available to respond to appropriate questions of stockholders. The representative will also be given an opportunity to make a statement if desired.

A majority of votes cast in person or represented by proxy will constitute ratification of the appointment of PricewaterhouseCoopers LLP. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be treated as abstentions. Under Delaware General Corporate Law, an abstaining vote is not deemed a “vote cast or represented by proxy.” As a result, abstentions are not included in the tabulation of the results on the ratification of the appointment of PricewaterhouseCoopers LLP.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s Executive Officers and directors and persons who beneficially own more than five percent (5%) of the Company’s common stock to file initial reports of ownership and changes in ownership of such common stock with the Securities and Exchange Commission and the NASDAQ Stock Market. As a practical matter, the Company typically assists its directors and Executive Officers with these transactions by completing and filing Section 16 reports on their behalf. The Company also reviews directors’ and officers’ questionnaires and written representations from the Executive Officers and directors that no other reports are required to be filed. The Company has concluded, based upon these representations, that all reports required pursuant to the Exchange Act were filed by each of the Company’s Executive Officers and directors in fiscal year 2005; however, Judith Scott, Craig Grube and Steven Fredrickson each filed one late Form 4 in 2005, due to an administrative oversight. Except for these transactions, the Company believes that all required reports were filed on a timely basis by its Executive Officers and directors during fiscal year 2005.
2006 Stockholder Proposals and Director Nominations
In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2006 Annual Meeting of Stockholders under Rule 14a-8 of the Exchange Act, the proposal must be received at the Company’s office by December 15, 2006. Proposals submitted thereafter will be opposed as not having been timely filed. The Company’s By-laws and Certificate of Incorporation provide that any stockholder of record entitled to vote at an Annual Meeting who intends to make a nomination for director must notify the Secretary in writing not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. The notice must meet other requirements contained in the Company’s By-laws and Certificate of Incorporation, copies of which can be obtained from the Secretary of the Company at the address set forth herein, or from the Securities and Exchange Commission. The Nominating and Corporate Governance Committee will consider qualified nominees for Board membership submitted by stockholders. A stockholder wishing to nominate a candidate must be an owner of the Company’s stock who meets the eligibility standards under Rule 14a-8 for submitting such a proposal; must have owned the Company’s stock for at least one year; must continue to own the stock through the date of the Annual Meeting, and must attend the Annual Meeting. The candidate’s name and a detailed background of the candidate’s qualifications must be sent to the attention of the Company’s Secretary, and should include principal occupations or employment held over the past five years, and a written statement of the nominee indicating his or her willingness to serve if elected. Generally, candidates must be highly qualified and have broad training and experience in their chosen fields. They should represent the interests of all stockholders and not those of a special interest group.

Evaluation of stockholder recommendations is the responsibility of the Nominating and Corporate Governance Committee. After reviewing materials submitted by stockholders, if the Nominating and Corporate Governance Committee believes that the candidate merits additional consideration, the Committee will interview the candidate and conduct appropriate reference checks. The Nominating and Corporate Governance Committee will determine whether to recommend to the Board that the Board nominate and recommend the election of such candidate at the next Annual Meeting, based upon the candidate’s skills, ability, perceived commitment to devote sufficient time to carry out the duties and responsibilities of a director, relevant experience in relation to the capabilities already present on the Board, and such other factors as the Committee may deem to be in the best interests of the Company and its stockholders.
The Company did not receive any recommendations from stockholders of potential director candidates for consideration at the 2006 Annual Meeting.
Communications with the Board
Stockholders may communicate with members of the Board by transmitting correspondence by mail or facsimile addressed to one or more directors. All such communications should be sent to the attention of the Company’s Secretary, at the Company’s headquarters address specified herein, or to fax number 757-321-2518.
Communications from stockholders to one or more directors will be collected and organized by the Secretary and forwarded to the Chairman of the Board, or if addressed to an identified Independent Director, to that identified director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may forward only representative correspondence.
The Chairman of the Board will determine whether any communication addressed to the entire Board as a whole should be properly addressed by the entire Board, or to a committee of the Board. If a communication is sent to the Board as a whole, or to a committee of the Board, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. Any communications addressed to an independent director will be forwarded to that independent director. If a response to the communication is warranted, the content and method of the response will be coordinated with the Company’s General Counsel.

The Company’s President and Chief Executive Officer and its Chief Financial and Administrative Officer respond to communications from the investment community regarding the Company’s financial and business matters, to the extent that such communications may not be adequately addressed by the Company’s Investor Relations liaison.
Costs of Solicitation
The Company will pay all of the costs of soliciting proxies. The Company has retained Curran & Connors for the printing of this Proxy Statement, notice of Annual Meeting and proxy cards, at a cost of $7,255. Continental Stock Transfer and Trust Company has been retained to develop the mailing list, mail out the solicitation for proxy votes and to verify certain records related to the solicitation. The Company will pay Continental Stock Transfer and Trust Company a fee of $700 as compensation for its services, which will include tabulating votes, and will also reimburse Continental Stock Transfer and Trust Company for its related out-of-pocket expenses, including its mailing expenses. In addition to solicitation by mail, the directors, officers and agents of the Company may also solicit proxies from stockholders by telephone, telecopy, telegram, Internet or in person. All such costs will be paid by the Company. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.
Annual Report
A copy of the Company’s 2005 Annual Report to Stockholders, its audited financial statements, together with other related information, are all being mailed to you along with this Proxy Statement. Additionally, the Company’s 2005 Annual Report to Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission, and all financial statements or schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 may be obtained from the Investor Relations page of our web site at www.portfoliorecovery.com, or by contacting the Company’s investor relations liaison at the Company’s headquarters, at 120 Corporate Blvd., Suite 100, Norfolk, VA 23502. A copy of the Company’s Annual Report on Form 10-K, and other periodic filings also may be obtained from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

Other Matters
As of the date of this Proxy Statement, the Board does not intend to bring any other business before the 2006 Annual Meeting. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not presently known to the Board of Directors at the time of the printing hereof, and which may properly come before the Annual Meeting. It is the intention of the persons named in the Proxy to vote such Proxy with respect to such matters in accordance with their best judgment.
By the Order of the Board of Directors.
Judith S. Scott
Secretary
Jscott
Norfolk, Virginia
April 14, 2006

Proxy Card
PORTFOLIO RECOVERY ASSOCIATES, INC.
Proxy Solicited by the Board of Directors
 For Annual Meeting of Stockholders to be held May 10, 2006
For Holders of Record as of March 24, 2006
The undersigned hereby appoints William Brophey and David Roberts, the proxies selected by the Company’s Board of Directors, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of PORTFOLIO RECOVERY ASSOCIATES, INC. to be held May 10, 2006, and at any adjournments thereof, on the following proposals:
1. Election of Directors

Nominees:	1. Steven D. Fredrickson 2. Penelope W. Kyle
2. Ratification of Appointment of Independent Auditors
                    Independent Auditors: PricewaterhouseCoopers LLP
The proxies named above are authorized to vote in their discretion with respect to other matters that may properly come before the Annual Meeting or any adjournment thereof. As of April 14, 2006 (the date of this mailing), Portfolio Recovery Associates, Inc. does not know of any such other matters to be presented at the Annual Meeting.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using either of the means described on the reverse side.
SEE REVERSE SIDE

Please mark /x/ in only one box.
When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein.
The Board of Directors recommends a vote FOR the election of the above directors.

FOR All Nominees	☐
Withhold Authority From Both Nominees	☐
FOR Nominee 1 Only	☐
FOR Nominee 2 Only	☐
     The Board of Directors recommends a vote FOR the ratification of the selection of the above Independent Auditors.

FOR	☐
AGAINST	☐
ABSTAIN	☐
Signature
Date
I pan to attend the Annual Meeting in person  ☐
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such.
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. By signing this proxy card, you acknowledge receipt of the Notice of Annual Meeting of Stockholders to be held on May 10, 2006, and the Proxy Statement dated April 14, 2006.
YOUR VOTE IS IMPORTANT.   THANK YOU FOR VOTING.
Detach

EACH STOCKHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS DRIVER’S LICENSE OR EMPLOYEE IDENTIFICATION BADGE, IN ADDITION TO THIS ADMISSION TICKET.

PLEASE ADMIT:	NON-TRANSFERABLE
ADMISSION TICKET
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